                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               UNC INCORPORATED
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                          RICHARD H. LANGE, Secretary
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

[LOGO OF UNC APPEARS HERE]                                 UNC INCORPORATED
                                                           175 Admiral
                                                           Cochrane Drive
                                                           Annapolis, Maryland
                                                           21401-7394
                                                           (410) 266-7333

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The 1996 Annual Meeting of Stockholders of UNC Incorporated (the "Company") will be held at 10:00, A.M., local time, on June 28, 1996, at the Park Hyatt Hotel, 24th at M Street, N.W., Washington, D.C. 20037, for the following purposes:

  1. To elect eight directors of the Company to hold office until their successors are elected and qualify;

  2. To vote upon a proposal to ratify the appointment of Coopers & Lybrand as independent auditors of the Company for the year ending December 31, 1996; and

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on May 3, 1996, as the record date (the "Record Date") for the meeting and only holders of record of Common Stock of the Company at that time are entitled to notice of and to vote at such meeting or any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                          Richard H. Lange
                                             Secretary

May 15, 1996

    IT IS IMPORTANT TO YOU AND THE COMPANY THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON; HOWEVER IF YOU CANNOT DO SO, PLEASE EXERCISE YOUR RIGHT TO VOTE BY COMPLETING, DATING, SIGNING AND RETURNING THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                               UNC INCORPORATED
                          175 ADMIRAL COCHRANE DRIVE
                        ANNAPOLIS, MARYLAND 21401-7394

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 28, 1996

    This Proxy Statement, the Notice of Annual Meeting of Stockholders, and the enclosed Proxy are being furnished to stockholders of UNC Incorporated (the "Company") in connection with the solicitation, on behalf of the Board of Directors of the Company, of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on June 28, 1996. The approximate date on which the Notice of Annual Meeting, Proxy Statement and form of proxy are being first sent to stockholders is May 28, 1996. Proxies in the form enclosed which are properly executed by stockholders, returned to the Company and not revoked, will be voted at the meeting and, where a specification is made on the ballot, will be voted in accordance with such specification. Stockholders may revoke their proxy at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of the Company, or by submitting a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the meeting and elects to vote the shares represented thereby in person.


                           QUORUM AND VOTING RIGHTS

    The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock of the Company ("Common Stock") entitled to vote (exclusive of shares held by or for the account of the Company or any subsidiary of the Company) is necessary to constitute a quorum at the Annual Meeting of Stockholders. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting is required for the approval of each of the matters to be presented to the meeting except for the election of directors for which a plurality is required. Because all matters other than the election of directors require an affirmative vote of a majority of the shares present, an abstention will have the same affect as a vote against the proposal. Only holders of record of Common Stock at the close of business on May 3, 1996 are entitled to notice of and to vote at the Annual Meeting of Stockholders.

    As of the record date, the Company had issued and outstanding 17,808,981 shares of Common Stock (exclusive of shares held by or for the account of the Company or any subsidiary of the Company). Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon. The Company has designated and authorized 250,000 shares of each of a Series B Senior Cumulative Preferred Stock ("Series B Preferred Stock") and a Series C Senior Cumulative Preferred Stock. No shares of Preferred Stock are outstanding currently but the Company intends to issue 250,000 shares of the Series B Preferred Stock in connection with its acquisition of Garrett Aviation Services, which is anticipated to take place in late May.


                 OWNERSHIP OF COMMON STOCK BY CERTAIN PERSONS

    The following table sets forth information, as of May 10, 1996, concerning those persons known to the Company to be the beneficial owners of more than 5% of the issued and outstanding Common Stock of the Company.

NAME AND ADDRESS OF                     NUMBER OF SHARES
BENEFICIAL OWNER (1)                   BENEFICIALLY OWNED PERCENTAGE OF CLASS
- --------------------                   ------------------ -------------------
Heartland Advisors, Inc. (2) .........    1,991,100(3)           10.8%(4)
 790 North Milwaukee Street
 Milwaukee, Wisconsin 53202
Heartland Group, Inc. (5).............    1,100,000(6)            6.8%
 790 North Milwaukee Street
 Milwaukee, Wisconsin 53202

NAME AND ADDRESS OF                     NUMBER OF SHARES
BENEFICIAL OWNER (1)                   BENEFICIALLY OWNED PERCENTAGE OF CLASS
- --------------------                   ------------------ -------------------
The Prudential Insurance Company of       1,065,487(8)            5.8%
 America (7).........................
 751 Broad Street
 Newark, New Jersey 07102
J O Hambro & Company Limited (9).....      943,400(10)            5.3%(11)
 10 Park Place
 London SW1A 1LP England
J O Hambro Asset Management Limit-         943,400(10)            5.3%(11)
 ed (9)..............................
 10 Park Place
 London SW1A 1LP England
J O Hambro & Partners Limited (12)...      943,400(10)            5.3%(11)
 10 Park Place
 London SW1A 1LP England
Christopher Harwood Bernard                589,400(10)            3.3%(11)
 Mills (12)..........................
 10 Park Place
 London SW1A 1LP England
Growth Financial Services                 339,400(10)             1.9%(11)
 Limited (13) .......................
 77 Middle Street
 Brockham, Surrey
 RH3 7HL England
North Atlantic Smaller Companies          339,400(10)             1.9%(11)
 Investment Trust plc (14) ..........
 77 Middle Street
 Brockham, Surrey
 RH3 7HL England
American Opportunity Trust plc (14) .     250,000(10)             1.4%(11)
 77 Middle Street
 Brockham, Surrey
 RH3 7HL England
Oryx International Growth Fund            250,000(10)             1.4%(11)
 Limited (14) .......................
 Bermuda House
 St. Julian's Avenue
 St. Peter Port, Guernsey
Consulta (Channel Islands)                250,000(10)             1.4%(11)
 Limited (12) .......................
 P.O. Box 208
 Bermuda House
 St. Julian's Avenue
 St. Peter Port, Guernsey
Dan A. Colussy.......................     977,780(15)             5.3%
 c/o UNC Incorporated
 175 Admiral Cochrane Dr.
 Annapolis, MD 21401

- --------
 (1) The information set forth above with respect to Heartland Advisors and Heartland Group was provided to the Company in the beneficial owner's
     Schedule 13G dated December 8, 1995. The information set forth above with respect to The Prudential Insurance Company of America was provided to the Company in the beneficial owner's Schedule 13G dated February 14, 1996. The information set forth above with respect to J O Hambro & Partners Limited, J O Hambro Asset Management Limited, J O Hambro & Company Limited, Growth Financial Services Limited, Christopher Harwood Bernard Mills, North Atlantic Smaller

     Companies Investment Trust plc, American Opportunity Trust plc, Oryx International Growth Fund Limited and Consulta (Channel Islands) Limited was provided to the Company in the beneficial owner's Schedule 13D dated May 9, 1996.
 (2) Reporting as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) in respect of shares beneficially owned by its clients.
 (3) Sole investment power in respect of all shares and sole voting power in respect of 151,000 shares.
 (4) Of which 6.8% is also held by Heartland Group.
 (5) Reporting as an investment company in accordance with Rule 13d-1(b)(1)(ii)(D) in respect of shares beneficially owned by its clients.
 (6) Sole voting power only in respect of all shares.
 (7) Reporting as a broker or dealer, an investment company and an investment advisor in accordance with Rule 13(d)-1(b)(1)(ii)(A), (D) and (E) in respect of shares beneficially owned by its clients.
 (8) Sole voting and investment power in respect of 724,800 shares.
 (9) Reporting as a holding company in accordance with Rule 13d-1(b)(1)(ii)(G) in respect of shares beneficially owned by its clients.
(10) Shared investment power and shared dispositive power in respect of all shares.
(11) Filing as part of a group which beneficially owns an aggregate of 943,400 shares.
(12) Reporting as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) in respect of shares beneficially owned by its clients.
(13) Reporting as an investment advisor pursuant to a contract with Christopher Mills in accordance with Rule 13d-1(b)(1)(ii)(E) in respect of shares beneficially owned by its clients.
(14) Reporting as an investment company in accordance with Rule 13d-1(b)(1)(ii)(D) in respect of shares beneficially owned by its clients.
(15) Includes 522,000 shares with respect to which Mr. Colussy, as of July 1, 1996, has the right to acquire ownership upon exercise of outstanding stock options within 60 days, 274,034 shares of restricted stock, 50,000 shares of unrestricted stock, 128,500 shares owned by Mr. Colussy's spouse and 3,246 shares that Mr. Colussy has the right to acquire within 60 days upon exercise of conversion rights relating to the Company's Convertible Debentures.

                    OWNERSHIP OF COMMON STOCK BY MANAGEMENT

     The following table sets forth the beneficial ownership, as of May 1, 1996, of Common Stock by each of the directors and nominees for director, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group, as reported by such persons.
Unless otherwise indicated in a footnote to the table, the director, nominee or executive officer held sole voting and investment power over the shares.

                                                   NUMBER OF SHARES  PERCENTAGE
   NAME                                           BENEFICIALLY OWNED  OF CLASS
   ----                                           ------------------ ----------
Berl Bernhard....................................         8,000           *
Beverly B. Byron.................................         5,000           *
John K. Castle...................................        30,000           *
Dan A. Colussy (1)(2)............................       977,780         5.3%
Gerald M. Czarnecki (1)..........................           200           *
Ronald W. Frederick (1)..........................        12,800           *
William C. Hittinger.............................         4,100           *
James L. Holloway, III...........................         2,000           *
Richard H. Lange (1).............................       101,256           *
George V. McGowan................................         2,000           *
John H. Moellering (1)...........................        71,300           *
Jack Moseley.....................................        10,000           *
Robert L. Pevenstein (1)(3)......................       204,550           *
Lawrence A. Skantze (4)..........................        20,000           *
All directors and executive officers as a group
 (19 persons) (1)................................     1,643,957         8.9%

- --------
  * Less than 1%
(1) The number of shares stated as "beneficially owned" by executive officers includes shares with respect to which such executive officers, as of May 1, 1996, have the right to acquire beneficial ownership within 60 days (a) upon the exercise of outstanding options, if such options are exercised, as follows: Mr. Colussy, 522,000; Mr. Moellering, 45,000; Mr. Frederick, 14,000; Mr. Pevenstein, 150,000; Mr. Lange, 66,500; and all directors and executive officers as a group, exclusive of the foregoing, 314,112; and
    (b) upon exercise of conversion rights relating to the Company's Convertible Debentures, as follows: Mr. Colussy, 3,246; and Mr. Pevenstein, 4,550.
(2) The number of shares shown as beneficially owned by Mr. Colussy includes 128,500 shares owned by his spouse, 274,034 shares of restricted stock and 50,000 shares of unrestricted stock.
(3) The number of shares shown as beneficially owned by Mr. Pevenstein includes 28,798 shares owned jointly with his spouse, and 1,558 shares held as custodian for his minor children.
(4) The number of shares shown as beneficially owned by Mr. Skantze includes 16,000 shares owned jointly with his spouse.


                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

    The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents given to them on a regular basis, as well as by operating, financial and other reports made at meetings of the Board of Directors and its committees.

    The Board of Directors has five standing committees: Executive Committee, Audit Committee, Nominating Committee, Management Development and Compensation Committee and Public Responsibility Committee.

    Subject to certain limitations set forth in the Bylaws and applicable law, the Executive Committee may exercise all of the powers of the Board of Directors in the management and direction of the business and affairs of the Company. The present members of the Executive Committee are Mr. Colussy (Chairman), Mr. Castle, Mr. Hittinger, Mr. Holloway and Mr. Moseley. The Executive Committee did not hold a meeting during 1995.

    The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors and reviews with the auditors the plan and scope of their audit for each year, the results of the audit when completed and their fees for services performed. The Audit Committee also reviews internal control procedures and meets periodically with the Company's internal auditors to review the results of such procedures. The Audit Committee is composed exclusively of directors who are not officers or employees of the Company. The present members of the Audit Committee are Mr. McGowan (Chairman) Mr. Holloway, Mr. Hittinger, Mr. McGowan and Mr. Skantze. The Audit Committee held three meetings during 1995.

    The Nominating Committee recommends to the Board of Directors possible candidates for election as directors. The present members of the Nominating Committee are Mr. Moseley (Chairman), Mr. Bernhard, Mr. Colussy and Mr. Skantze. The Nominating Committee held two meetings during 1995. The Nominating Committee will consider nominees for directors recommended by stockholders. See "Stockholder Proposals and Directors' Nominations for 1997 Annual Meeting" for the procedures to be followed by stockholders in submitting recommendations.

    The Management Development and Compensation Committee fixes and changes salaries and other compensation of the officers of the Company, of any other employee reporting directly to the President and of the heads of the Company's subsidiaries and divisions. Any action taken by the committee in fixing or changing the compensation of officers who are also directors is subject to ratification by the Board of Directors. The committee also administers the Company's employee stock option plans and its Incentive Compensation Plan and assists in management development. The committee is composed exclusively of directors who are not officers or employees of the Company. The present members of the Management Development and Compensation Committee are Mr. Castle (Chairman), Mr. McGowan and Mr. Moseley. The Management Development and Compensation Committee held two meetings during 1995. Reference is made to the "Statement of Management Development and Compensation Committee on Executive Compensation" appearing on pages 12 through 14 of this Proxy Statement.

    The Public Responsibility Committee reviews the Company's policies, plans, programs, positions and accomplishments in areas of significant public interest, such as safety, environmental concerns and minority employment and advancement. The present members of the Public Responsibility Committee are Mr. Skantze (Chairman), Mr. Holloway and Ms. Byron. The Public Responsibility Committee held four meetings during 1995.

    During the fiscal year ended December 31, 1995, the Board of Directors held eight meetings. Each incumbent director, during the last fiscal year or, if shorter, during the period for which he or she has been a director, attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings of all committees of the Board on which he or she served. For the Board as a whole, attendance at meetings in 1995 of the full Board of Directors and committees of the Board of Directors was approximately 93%.

COMPENSATION OF DIRECTORS

    Directors who are employees of the Company receive no additional compensation for their services as directors or as members of committees of the Board. Cash compensation payable to other directors for services in that capacity under the Outside Directors Compensation Plan currently consists of a retainer of $15,000 per year and a fee of $1,000, plus travel expenses, for each day of each meeting of the Board of Directors attended in person and a fee of $500 for participation in a meeting by telephone. Additional annual retainers of $3,000 and $2,000 are paid to the Chairman of each committee and to each member of a committee, respectively. Members of the committees are also paid a fee of $800 for each committee meeting attended in person and a fee of $400 for participation in a committee meeting by telephone. In addition to any retainer or meeting fees for serving on the Board of Directors or any committee, a director who renders services on behalf of the Company outside of formal meetings is compensated for such services at the rate of $1,000 per day.

    Effective as of July 31, 1987, the Company adopted the Outside Directors Separation from Service Plan (the "Outside Directors Service Plan"). All directors who are not employed by the Company automatically become participants under the Outside Directors Service Plan, but must have served on the Board of Directors for three years before their benefits become vested. Benefits are payable as an annuity, paid in monthly installments, equal to the director's final basic retainer fee, multiplied by a ratio equal to one-tenth of the director's years of service, provided, however, that no director shall receive more than 10 years of service and such ratio shall equal zero until a director completes three years of service. Benefits become payable upon a director's ceasing to serve on the Board of Directors, or upon a director's death in which event benefits are paid to the surviving spouse, if any. Upon a change in control of the Company, as defined, the Company must purchase and distribute to each participating director an annuity sufficient to provide the director's accrued and vested benefit as of the date of such change. All directors not otherwise employed by the Company are participants under the Outside Directors Service Plan.

    Directors are eligible to participate in the Company's group life insurance program.

                             ELECTION OF DIRECTORS

    Eight directors will be elected at the Annual Meeting of Stockholders. All directors are elected for a term of one year to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

    All of the shares represented at the Annual Meeting of Stockholders by properly executed proxies will be voted in accordance with the instructions thereon, if any, and if no instructions are given, the proxy will be voted FOR the election of the eight nominees for director named below. Abstentions and broker non-votes shall not be voted and shall have no effect in respect of the election of directors. All of the nominees for director are presently serving as directors of the Company, have agreed to continue to serve if elected and except for Mr. Hrabowski, who was elected to the Board in April 1996, were elected at the 1995 Annual Meeting. If any nominee shall become unavailable to serve as a director prior to the election, the accompanying proxy will be voted for a substitute nominee selected by the Board of Directors of the Company and for the other nominees named below, unless the Board of Directors takes action to reduce the number of directors. The management of the Company has no reason to believe that any nominee will be unable to serve.

    The Company wishes to acknowledge the contribution of two directors who retired from the Board this year, namely James L. Holloway III and William C. Hittinger. Mr. Holloway served as a director since 1987 and brought substantial experience in the area of defense programs to the Board. Mr. Hittinger served as a director since 1986 and brought to the Board strong management and financial skills. The Company thanks both directors for their time, effort and support over the years.

    In respect of the election of directors, the eight nominees receiving the highest number of votes shall be deemed elected. The names of all nominees for the office of director and information about them, as furnished by the nominees themselves, are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE FOLLOWING NOMINEES:

                       SERVED AS                BUSINESS EXPERIENCE
                       DIRECTOR               DURING PAST FIVE YEARS
  NAME            AGE    SINCE                AND OTHER DIRECTORSHIPS
  ----            ---  ---------              -----------------------
Dan A. Colussy... 64     1981       Chairman, Chief Executive Officer and Pres-
                                    ident of the Company since December 1989,
                                    except for September 1994 through October
                                    1995 when serving as Chairman and Chief Ex-
                                    ecutive Officer of the Company; previously
                                    President and Chief Executive Officer of
                                    the Company since December 1984; Chairman,
                                    President and Chief Executive Officer of
                                    Canadian Pacific Air Lines, Limited from
                                    November 1982 until December 1984; Chairman
                                    of Columbia Air (airline) from June 1981 to
                                    November 1982; prior to that, Mr. Colussy
                                    served in senior management positions with
                                    Pan American World Airways for more than
                                    five years, including that of President and
                                    Chief Operating Officer from April 1978 to
                                    December 1980; Director of Baltimore Gas
                                    and Electric Company (public utility) and
                                    Blue Cross Blue Shield of Maryland, Inc.
                                    (health insurance).
Berl Bernhard.... 66     1992       Chairman of the law firm of Verner,
                                    Liipfert, Bernhard, McPherson and Hand
                                    since 1982; partner in the firm since 1962
                                    (diversified law firm including comprehen-
                                    sive domestic and international aviation
                                    practice); Director of Uniroyal Chemical
                                    Company, Inc. (manufacturer of specialty
                                    chemicals).

                             SERVED AS             BUSINESS EXPERIENCE
                             DIRECTOR            DURING PAST FIVE YEARS
  NAME                   AGE   SINCE             AND OTHER DIRECTORSHIPS
  ----                   --- ---------           -----------------------
Beverly B. Byron........ 63    1993    Independent Consultant since November 1993;
                                       Presidential Appointee to Commission on
                                       Base Closure & Realignment, January-
                                       November 1993; previously Representative,
                                       United States Congress from January 1979 to
                                       January 1993; Director of Baltimore Gas &
                                       Electric Company (public utility), McDon-
                                       nell Douglas Corporation (aerospace), Farm-
                                       ers & Mechanics National Bank--Frederick
                                       (banking) and Blue Cross Blue Shield of
                                       Maryland, Inc. (health insurance).

John K. Castle.......... 55    1986    Chief Executive Officer and Director of
                                       Branford Castle, Inc. (investments) since
                                       September 1986; Chairman, Chief Executive
                                       Officer and Director of Castle Harlan, Inc.
                                       (merchant bankers) since June 1987; previ-
                                       ously President and Chief Executive Officer
                                       of Donaldson, Lufkin & Jenrette, Inc. (in-
                                       vestment bankers); Director of Sealed Air
                                       Corporation (manufacturer of protective
                                       packaging materials), Morton's Restaurant
                                       Group, Inc. (restaurant holding company)
                                       and Homestead National Corporation (insur-
                                       ance holding company).
Freeman A. Hrabowski,
 III.................... 45    1996    President, University of Maryland Baltimore
                                       County ("UMBC") 1993; Interim President,
                                       UMBC 1992-1993; Executive Vice President,
                                       UMBC 1990-1993; and Professor of Education,
                                       UMBC 1993; Director of Baltimore Gas &
                                       Electric Company (public utility), Joint
                                       Center for Political & Economic Studies
                                       (policy), Loyola College of Maryland (edu-
                                       cation), Maryland Academy of Sciences
                                       (Maryland Science Center), The Robert G. &
                                       Anne M. Merrick Foundation, Inc./The Jacob
                                       & Anita France Foundation, Inc. (private
                                       grant-making), Citizens Bank of
                                       Maryland/Citizens Bankcorp of Maryland
                                       (banking), Greater Baltimore Committee
                                       (business development), Baltimore Equitable
                                       Society (insurance), CollegeBound (educa-
                                       tion), University of Maryland Medical Sys-
                                       tem (health), and Baltimore Community Foun-
                                       dation (community grant-making).

George V. McGowan....... 68    1989    Retired; Chairman of the Executive Commit-
                                       tee, Baltimore Gas & Electric Company (pub-
                                       lic utility); previously Chairman and Chief
                                       Executive Officer, Baltimore Gas & Electric
                                       Company from 1988 until his retirement in
                                       1992; Director of Baltimore Gas & Electric
                                       Company (public utility), NationsBank,
                                       (banking) and McCormick and Company, Inc.
                                       (specialty foods).

Jack Moseley............ 64    1987    Retired; previously Chairman, President and
                                       Chief Executive Officer, USF&G Corporation
                                       (insurance and financial services) for more
                                       than five years prior to his retirement.

                             Served as             Business Experience
                             Director            During Past Five Years
  Name                   Age   Since             and Other Directorships
  ----                   --- ---------           -----------------------
Lawrence A. Skantze..... 67    1989    Independent industrial consultant since Au-
                                       gust 1987; General, U.S. Air Force (Re-
                                       tired) and former Commander, U.S. Air Force
                                       Systems Command, July 1984 to August 1987.

    The Company intends to issue Preferred Stock in connection with its acquisition of Garrett Aviation Services, which is expected to take place in late May. Pursuant to the terms of the Agreement between the Company and the purchasers of the Series B Preferred Stock, the Company is obligated to cause one person nominated by the purchasers holding a majority of the Series B Preferred Stock to be nominated for election to the Board of Directors of the Company. The Company anticipates that the purchasers' designee will be John W. Gildea. Upon the issuance of the Series B Preferred Stock, the Company will increase the size of the Board to nine members and will elect the purchasers' nominee to the Board of Directors.


                            EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table summarizes certain information regarding the Company's compensation of certain executive officers for the last three fiscal years.

                            Annual Compensation                         Long Term Compensation
                          ---------------------------                   ------------------------
                                                            Other       Restricted                    All
                                                            Annual         Stock        Stock        Other
                                                         Compensation     Awards       Option        Comp-
                          Year  Salary      Bonus ($)      ($) (1)        ($) (2)    Awards (#)   ensation ($)
                          ---- --------     ---------    ------------   -----------  -----------  ------------
Dan A. Colussy..........  1995 $610,000     $171,000(3)    $ 44,887(4)   $   436,526         -0-    $ 24,923(5)
 Chairman, President and
 Chief                    1994  592,019      150,000(6)      42,278          702,000         -0-      24,923(5)
 Executive Officer        1993  566,294          --          31,422          303,000         -0-      29,634(7)
John H. Moellering (8)..  1995  265,000      138,496(9)      29,798(4)        45,450      30,000       9,000(10)
 Executive Vice
 President,               1994  260,344          --          88,852(11)       48,750      60,000       9,000(10)
 Aviation Services
 Division                 1993   64,808       22,683            --               --       20,000         --
Robert L. Pevenstein....  1995  216,000       82,500(3)      28,741(4)        64,687         -0-       9,000(10)
 Senior Vice President
 and Chief                1994  211,587       57,764(6)      20,365           48,750         -0-       9,000(10)
 Financial Officer        1993  206,301          --          10,479           30,300         -0-      12,378(10)
Richard H. Lange........  1995  200,000       82,000(3)      29,017(4)        45,450         -0-       9,000(10)
 Senior Vice President,   1994  195,750       47,104(6)      22,411           48,750         -0-       9,000(10)
 General Counsel and
 Secretary                1993  188,414          --           2,493           30,300         -0-      11,305(10)
Ronald W. Freder-         1995  179,502       56,543         19,778(4)           --       40,000
 ick (12)...............                                                                               9,000(10)
 Vice President,
 Manufacturing            1994  156,538       49,309          5,000              --          -0-       9,000(10)
                          1993   49,042       88,000            --               --       10,000         --
Gerald M.                 1995  329,621          --         428,518(14)          --          -0-
 Czarnecki (13).........                                                                             997,408(15)
 President & Chief        1994   93,750(16)      --          13,214              --      300,000         --
 Operating Officer        1993      --           --             --               --          --          --

- --------
 (1) The Company also provides certain perquisites and other personal benefits. Except as noted, the aggregate dollar cost to the Company of the perquisites and other personal benefits in each of the represented years did not exceed the lesser of $50,000 or 10% of the amount reflected in the Salary and Bonus columns for any of the named executive officers.
 (2) As of December 31, 1995, Messrs. Colussy, Moellering, Pevenstein and Lange held 274,034, 12,500, 22,500 and 22,500 shares of restricted stock having a value of $1,644,204, $75,000, $135,000 and $135,000, respectively, based upon a $6.00 per share closing price of the Company's Common Stock as reported on the New York Stock Exchange as of December 29, 1995, the last trading day of the fiscal year. Dividends are paid on all restricted shares to the same extent as any other shares of the Company's Common Stock. In connection with the awards of restricted stock in 1995 and 1994, each of the named executive officers canceled an equal number of stock options without compensation.
 (3) In December 1995, the Compensation Committee authorized payment of special awards to certain executive officers and key employees of the Company in recognition of their exceptional performance during 1995 related to the sale of the Company's Naval Products property in Connecticut for the total amount of $28.4 million (which was $3.4 million over the originally negotiated amount). These awards, which included $150,000 payable to Mr. Colussy and $75,000 to each of Messrs. Pevenstein and Lange, were not part of the Incentive Compensation Plan of the Company.
 (4) Includes contributions paid directly to the employee that would have been included in the Company's contributions in 1994 and 1995 to the Company's 401(k) Retirement Income Savings Plan, but for limitations imposed pursuant to the 1993 Tax Act.
 (5) Includes Company contributions under the Company's 401(k) Retirement Income Savings Plan of $9,000 and an insurance premium of $15,923 paid by the Company in respect of life insurance coverage for the benefit of Mr. Colussy.
 (6) In July 1994, the Compensation Committee authorized payment of special awards to certain executive officers and key employees of the Company in recognition of their exceptional performance during 1993 on specific projects that were of major benefit to the Company. These awards were not part of the Incentive Compensation Plan of the Company, under which no bonuses were earned in respect of 1993.
 (7) Includes Company contributions under the Company's 401(k) Retirement Income Savings Plan of $13,711 and an insurance premium of $15,923 paid by the Company in respect of life insurance coverage for the benefit of Mr. Colussy.
 (8) Mr. Moellering joined the Company in 1993.
 (9) Includes bonus paid in April 1995 in the amount of $85,000, which related to his performance in 1994, but was paid subsequent to the filing of the Proxy Statement in 1995.
(10) Company contribution under the Company's 401(k) Retirement Income Savings Plan.
(11) Includes reimbursement of relocation costs of $38,767.
(12) Mr. Frederick joined the Company in 1993.
(13) Mr. Czarnecki joined the Company in 1994 and his employment with the Company terminated effective October 27, 1995.
(14) Includes reimbursement for relocation cost of $408,993, which includes a component of federal and state income tax gross-up.
(15) Includes Company contribution under the Company's 401(k) Retirement Income Savings Plan of $9,000 and the following sums paid or payable in connection with the termination of Mr. Czarnecki's employment: $743,408 paid in November 1995, $225,000 paid in January 1996 and $5,000 paid or payable in January and July of 1996 and 1997.
(16) Does not include $45,000 paid to Mr. Czarnecki in 1994 as consulting fees prior to his employment by the Company.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table sets forth certain information with respect to grants made by the Company of stock options to the named executive officers of the Company pursuant to the Company's stock option plans during the last fiscal year.

                                                          POTENTIAL REALIZED VALUE AT
                                                            ASSUMED ANNUAL RATES OF
                                                         STOCK PRICE APPRECIATION FOR
                             INDIVIDUAL GRANTS              OPTION TERM SHOWN BELOW
                         --------------------------- -------------------------------------
                         NUMBER OF
                         SECURITIES
                         UNDERLYING    % OF TOTAL    EXERCISE
                          OPTIONS    OPTIONS GRANTED OR BASE
                          GRANTED    TO EMPLOYEES IN  PRICE   EXPIRATION
  NAME                      (#)        FISCAL YEAR    ($/SH)     DATE     5% ($)  10% ($)
  ----                   ----------  --------------- -------- ---------- -------- --------
Dan A. Colussy..........      -0-          --           --           --       --       --
John H. Moellering......   30,000(1)        20%       $5.31   10/27/2005 $100,200 $253,800
Robert L. Pevenstein....      -0-          --           --           --       --       --
Richard H. Lange........      -0-          --           --           --       --       --
Ronald W. Frederick.....   40,000(1)        27%       $5.31   10/27/2005 $133,600 $338,400
Gerald M. Czarnecki.....      -0-          --           --           --       --       --

- --------
(1) Of each stock option grant, 20% becomes exercisable in five annual installments on the first day of each year following the date of grant.

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION VALUE

    The following table sets forth, on an aggregate basis, certain information concerning each exercise of stock options during the last fiscal year by each of the named executive officers, and the fiscal year-end value of unexercised stock options.

                                                                 NUMBER OF      VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS IN-THE-MONEY OPTIONS
                                                                FY-END (#)           FY-END ($)
                         SHARES ACQUIRED                       EXERCISABLE/         EXERCISABLE/
  NAME                   ON EXERCISE (#) VALUE REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
  ----                   --------------- ------------------ ------------------- --------------------
Dan A. Colussy..........         *                *                522,000/0            933,588/0
John H. Moellering......         *                *            22,000/80,500           600/22,650
Robert L. Pevenstein....         *                *            140,125/9,875       212,515/15,405
Richard H. Lange........         *                *                 66,500/0            103,096/0
Ronald L. Frederick.....         *                *             4,000/50,000             0/27,600
Gerald M. Czarnecki.....         *                *                 60,000/0                  0/0

- --------
* None of the named executive officers exercised stock options during 1995.

DEFINED BENEFIT PLANS--PENSION PLAN TABLE

    The Company has a non-tax-qualified Supplemental Executive Retirement Plan for Key Employees (the "Supplemental Retirement Plan"), adopted as of December 22, 1983 for the purpose of attracting experienced executives to the Company, who typically must give up retirement benefits in leaving their employment to join the Company. The following table sets forth examples of the annual benefits payable under the Company's Supplemental Retirement Plan upon retirement for certain specified levels of final average base compensation and years of service:

                FINAL AVERAGE
              BASE COMPENSATION                      YEARS OF SERVICE
              -----------------             -----------------------------------
                                               4        6        8        10
                                            -------- -------- -------- --------
   $200,000................................ $ 48,000 $ 72,000 $ 96,000 $120,000
    300,000................................   72,000  108,000  144,000  180,000
    400,000................................   96,000  144,000  192,000  240,000
    600,000................................  144,000  216,000  288,000  360,000
    800,000................................  192,000  288,000  384,000  480,000

    Benefits under the Supplemental Retirement Plan are payable in monthly installments, equal to 60% of the person's final average base compensation multiplied by a ratio equal to one-tenth of the participant's years of service, provided, however, that no participant shall receive more than 10 years of service and such ratio shall equal zero until a participant completes two years of service. Final average base compensation is defined as the average of the employee's annual base salary (as set forth in the salary column of the Summary Compensation Table above) for the three calendar years that produce the highest annual rate of base salary out of the ten calendar years prior to termination of employment or retirement. Benefit payments are not subject to any offset for Social Security benefits. Benefits become payable upon a participant's attaining age 65, or upon a participant's death, in which event benefits are paid to the surviving spouse, if any. However, at a participant's election, a reduced level of benefits may become payable upon a termination of employment for a reason other than cause after attaining age
55. Upon a change in control of the Company, as defined, the Company must purchase and distribute to each participant an annuity sufficient to provide the participant's accrued and vested benefit as of the date of such change. The Supplemental Retirement Plan is financed through life insurance, with the intent of realizing recovery by the Company of plan payments and related costs. Messrs. Colussy, Pevenstein, Lange and Moellering are each participants under the Supplemental Retirement Plan. As of March 1, 1996, Mr. Colussy was fully vested under the plan and Messrs. Pevenstein, Lange and Moellering were credited with 8.4, 8.6 and .75 years of service, respectively.


EMPLOYMENT CONTRACTS AND OTHER TRANSACTIONS

    Dan A. Colussy, Chairman, President and Chief Executive Officer of the Company, is serving under an employment agreement the term of which was automatically extended for two successive one-year terms. In the event of his disability, Mr. Colussy will be entitled to an annual disability benefit of $150,000 until age 65. The Company is required to provide Mr. Colussy life insurance coverage of $1,000,000 at the Company's expense.

    Mr. Colussy's employment agreement provides for varying severance benefits, including base salary, additional service credit, coverage under employee benefit plans for a minimum of three years, vesting of stock options and restricted stock awards, and some relocation expenses, upon certain events of termination of employment, such as termination after a change in control or election by the Company not to renew Mr. Colussy's employment agreement at a renewal date prior to Mr. Colussy's 65th birthday.

    The Company has also entered into agreements with certain key employees, including Messrs. Pevenstein, Lange and Moellering providing benefits for a period of three years following a change in control of the Company as defined in the agreements, including continued employment for a specified period and vesting of stock options and restricted stock awards. In addition, these agreements provide the employee an election to terminate his employment up to one year after a change in control, which will result in a continuation of salary and benefits for two years following the date of such termination.

    In connection with the termination of Mr. Czarnecki's employment in October 1995, the Company and Mr. Czarnecki entered into a severance agreement pursuant to which the Company made a lump sum payment of $743,408 (equal to base salary through September 1997) in November 1995 and a payment of $225,000 (representing a bonus amount) in February 1996 to Mr. Czarnecki.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Knapp, an executive officer of the Company, is indebted to the Company in the amount of $124,000, as of May 1, 1996, pursuant to a loan which bears interest at the annual rate of 10%. The proceeds of the loan were used to facilitate the purchase of a home in connection with his relocation to the Annapolis area.


COMPLIANCE WITH SECTION 16(A)

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership. Except as otherwise noted, based solely on its review of copies of the forms received by it, or written representations from certain reporting persons that they were not required to file Form 5s, the Company believes that during 1995, all filing requirements were complied with on a timely basis, except that Mr. Bernhard, a director of the Company, filed a Form 5 in 1996 to report two purchases of stock in 1994 and the sale of stock in 1995 and Mr. Skantze, a director of the Company, also filed a Form 5 in 1996 to report the purchase of stock in 1994.


                    STATEMENT OF MANAGEMENT DEVELOPMENT AND
               COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Company has required that a substantial portion of the compensation of its executives and other key employees shall be at risk, based on the financial performance of the Company against specific goals established by the Board of Directors.

    Under the Company's Incentive Compensation Plan, the Management Development and Compensation Committee ("Compensation Committee") establishes early each year the business attainment goals to be achieved by the Company and each of its operating divisions during the year. Incentive compensation awards for attaining each of these goals can amount to 50% or more of the base salary (or 33% or more of total compensation) of the Company's executives, and 30% or more (or 25% or more of total compensation) for participating key employees of its operating divisions.

    The performance of both the Company (or, as applicable, each operating division) and the individual executive or key employee are further considered in connection with discretionary awards under the Plan, which can amount to 20% or more of the award for business goal attainment. As a result, 37.5% or more of the total compensation of the Company's executives is at risk related to the financial performance of the Company and, more generally, to their individual performance.

    In keeping with this performance concept, however, the Committee has the authority to recognize exceptional performance on an individual basis even when the Plan's numerical criteria are not met. Accordingly, the Committee authorized separate payments to a small number of executives who made a particularly meaningful contribution to the Company in 1995.

    Company performance, as related to the market price of its stock, is also the only element in the Company's long term incentive compensation policy for executives and key employees since the Company has no incentive plan providing long term cash compensation. Under the Company's stock plans, approved by its stockholders and administered by the Compensation Committee, executives and participating key employees receive incentives in the form of stock options, valued at the market price of the Company's stock at time of grant, and, on a more limited basis, in the form of restricted stock. These incentives are potentially substantial, based entirely on increases in the price of the Company's stock over a period of years in the future. Such options and restricted stock vest over a period of five years and, in the case of options, can be exercised, as vested, over a ten year period, providing longer term performance based incentives.

    The Company's stock option program has a feature which the Compensation Committee believes to be a feature of a relatively small number of option plans: the requirement that a participant purchase with his or her own funds, on the open market, a number of shares equal to 25% of his or her award, and hold that stock in order to be eligible to exercise any portion of the option. Thus, each executive and key employee of the Company who is a participant in the option program personally has a substantial economic stake in the performance of the Company as reflected in the price of its stock, thus further aligning the interests of executives and key employees with those of the Company's stockholders.

    This performance orientation is also considered by the Compensation Committee in establishing base salary compensation for the executives of the Company and the heads of its operating divisions. The degree to which the performance of the Company as a whole may be a consideration in determining salary level necessarily increases with the level of responsibility of the executive or key employee.


THE COMPANY'S CHIEF EXECUTIVE OFFICER

    The compensation of the Company's Chief Executive Officer is established by the Compensation Committee, and in accordance with Company policy, must be ratified by the entire Board of Directors. The Chief Executive Officer is responsible to the Board for both the current performance and the future strategic directions and prospects of the Company as a whole. It is on this basis, and in the light of his performance of that responsibility, that his base salary, the discretionary portion of his incentive awards, if any, and his stock option and restricted stock awards are established.

    The current performance of the Company extends in many directions beyond its day to day operations; it includes the relationship between the Company and its several key constituencies, including investors, media, financial sources and federal and state governments and regulatory agencies, as well as the Company's relationships with its customers and within each of the industries in which it is engaged. The current performance of the Company also entails an ongoing deep involvement in developments affecting each of those industries.
The current performance of the Company also includes its day to day operations, including substantial investment and policy decisions, the monitoring of the results of operations, the development of opportunities, the remedy of problems and the resolution of issues.

    Of particular importance to the Compensation Committee in determining the total compensation of the Chief Executive Officer for 1995 were his direction and leadership of the Company in what proved to be a successful transition year. The Company built on the benefits of the 1994 restructuring and emerged as a stronger and more efficient company positioned to take advantage of the aviation industry recovery. Specifically in 1995, it became apparent that the strategic leadership provided the Company by the Chief Executive Officer in continuing to grow the Company during one of the longest downcycles in aviation industry history by acquisitions and internal growth has positioned the Company to take full advantage of the industry upcycle. In addition in 1995, the Chief Executive Officer directed the sale of the Company's Naval Products property in Connecticut and the establishment of a new revolving credit facility for the Company. Both events had a significant positive impact on the Company's financial position, allowing it to continue to pursue its growth strategy. The Chief Executive Officer has also taken actions during 1995 which promote the simplification of the Company's operating and staff organizations, the solidification of its borrowing arrangements and the selective improvement of executive staff.

    The Chief Executive Officer's base compensation was not increased in 1995 for the following year due to the Company's below plan financial results for 1994, which took into account the effects of the restructuring.

    The non-discretionary portion of the Chief Executive Officer's incentive award for 1995 was based on specific business attainment goals to be achieved by the Company. These were the Company's earnings per share and return on invested capital.


COMPANY EXECUTIVE OFFICERS

    The Compensation Committee has followed generally similar criteria in establishing the compensation of the executive officers of the Company reporting to the Chief Executive Officer, including those named above in this proxy statement. In a real sense, the performance of each of these officers directly affects the performance of the Company, even though their responsibilities and areas of action are relatively defined and, in most cases, somewhat specialized.

    With regard to the executive officers of the Company as a group for purposes of this statement, the Compensation Committee establishes their base salary within salary ranges derived from publicly available survey data that is principally industry and occupationally specific. The individual executive's performance of his responsibilities is used to establish his salary level within that range. The Compensation Committee relies on appropriate corporate staff input, primarily as to salary ranges, and the recommendations of the Company's Chief Executive Officer regarding individual performance and salary level for each of the executive officers of the Company. As was the case for the Chief Executive Officer, the base salary for the majority of the executive officers was not increased in 1995 for the following year due to the Company's below plan operating results in 1994.

    As with the Chief Executive Officer of the Company, the incentive compensation of each of the executive officers for 1995 was contingent on business goal attainment and represented a substantial at risk proportion of his total compensation that was dependent on the financial performance of the Company against specific goals that were established by the Compensation Committee for the year. As with the Chief Executive Officer, the Company performance measures for non-discretionary incentive awards in respect of 1995 were based on earnings per share and return on invested capital. In addition, also representing at risk compensation, the discretionary award to each executive officer was dependent on Company performance within his area of responsibility and his individual performance both generally and with regard to the attainment of specific goals established with each executive.

    Also at risk, and dependent on the performance of the Company as reflected in the market price of its stock, is the long term stock based compensation potentially available to executives. The Compensation Committee determines the stock option and restricted stock awarded to those executives based principally on the individual performance of their responsibilities and the importance of that performance with respect to the future prospects of the Company.

    Regulations of the Internal Revenue Service are now final regarding performance based compensation for purposes of the Company's deduction of compensation for the Chief Executive Officer of the Company, or other executive officers, in excess of $1 million in any one fiscal year. Such limit has not yet been approached with respect to the Chief Executive Officer or other executive officers of the Company. For these reasons, the Compensation Committee has not yet developed a policy with regard to preserving such deductibility. The Compensation Committee intends to implement such a policy in 1996 after review of the final regulations issued by the Internal Revenue Service.

                                          Management Development and
                                           Compensation Committee

                                          John K. Castle, Chairman
                                          George V. McGowan
                                          Jack Moseley

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
        UNC INCORPORATED, NYSE MARKET VALUE INDEX AND PEER GROUP INDEX

                 UNC              PEER GROUP       NYSE MARKET
    YEAR      INCORPORATED          INDEX             INDEX
    ----      ------------        ----------       -----------
    1990           100                 100             100
    1991           178                  96             129
    1992           163                  79             136
    1993           278                  88             154
    1994           178                  86             151
    1995           178                 110             196

    The foregoing chart shows the value of $100 invested on January 1, 1991 in Company Common Stock, in the New York Stock Exchange ("NYSE") Market Value Index and in a peer group comprised of companies that participate in the same industries in which the Company now participates. The chart is compiled on a "total return" basis, including not only year to year appreciation, or depreciation, in the price of the stocks represented on the chart, but also assuming the reinvestment of dividends paid during each year. The Company does not pay any dividends.

    The companies comprising the NYSE index represent a diverse cross section of industries in the United States. The index is generally used to portray the price levels of stocks listed on the NYSE, and does not purport to afford a direct comparison of such companies with the Company. Companies in the peer group are AAR Corp., Barnes Group, Inc., Ducommun Incorporated and Sequa, Inc.

    The Company has been engaged in a restructuring during much of this period, which has included the sale or discontinuation of its environmental businesses and continuing the shut down of its Naval Products nuclear propulsion facilities. The year 1991 was the first full year of the Company's operation as solely an aviation related business.

    Also, it should be noted that the chart shows information relating only to stock prices. It does not purport to show information directly relating to the business or economic performance of any of the companies, including the Company, as to which stock price information is shown.

                     RATIFICATION OF INDEPENDENT AUDITORS

    KPMG Peat Marwick were previously the principal certifying accountants for the Company. Following discussions between KPMG Peat Marwick and representatives of the Company, the parties determined that KPMG Marwick would cease to serve as the Company's auditors effective February 22, 1994. The Company's Audit Committee was advised of these discussions and approved of this action.

    In connection with the audits of the Company's consolidated financial statements for each of the fiscal years ended December 31, 1993 and 1992, and in the subsequent interim period through February 22, 1994, there were no disagreements between the Company and KPMG Peat Marwick on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements, if not resolved to KPMG Peat Marwick's satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

    The audit report of KPMG Peat Marwick on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 1993 and 1992, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that, as required with respect to changes in accounting principles, the 1993 audit report made reference to the Company's adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statement on Financial Accounting Standards No. 109, Accounting for Income Taxes.

    Members of the management of the Company interviewed four of the "Big 6" public accounting firms and requested that two of these firms present proposals to the Audit Committee. On March 17, 1994, the two firms presented their proposals to the Audit Committee, which, after due consideration, recommended to the Company's Board of Directors that the firm of Coopers & Lybrand be appointed as the Company's independent accountants for the year ending December 31, 1994. The Board of Directors approved of the appointment of the firm of Coopers & Lybrand on March 21, 1994, which approval was ratified by the Company's shareholders at the annual meeting of shareholders held on April 29, 1994.

    The following resolution concerning appointment of independent auditors will be offered at the 1996 Annual Meeting of Stockholders:

        "RESOLVED, that the appointment by the Board of Directors of the Company of Coopers & Lybrand to audit the accounts of the Company and its subsidiaries for the year ended December 31, 1996, is hereby ratified."

    The ratification of auditors is not required to be submitted to a vote of the stockholders, but the Board of Directors has elected to seek ratification of its selection by the stockholders. The enclosed proxy will be voted as specified, but if no specification is made it will be voted in favor of adopting the resolution of ratification. If the stockholders do not ratify this appointment, other firms of certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

    One or more representatives of Coopers & Lybrand (a) are expected to be present at the meeting; (b) will have an opportunity to make a statement if they desire to do so; and (c) are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

               STOCKHOLDER PROPOSALS AND DIRECTORS' NOMINATIONS
                            FOR 1996 ANNUAL MEETING

    Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Company's proxy statement and form of proxy for the 1997 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at 175 Admiral Cochrane Drive, Annapolis, Maryland 21401-7394, on or before February 14, 1997. In addition, the Bylaws of the Company require notice of any stockholder proposal, whether or not inclusion is sought in the Company's proxy statement, to be made in writing to the Secretary of the Company and must be received at the executive offices of the Company not less than 90 days in advance of the date of the Company's proxy statement in connection with the previous year's Annual
Meeting of Stockholders. The Bylaws of the Company also require that nominations of candidates for election as directors by stockholders must be submitted in writing to the Secretary of the Company and must be received at the executive offices of the Company not less than 90 days in advance of the date of the Company's proxy statement in connection with the previous year's Annual Meeting of Stockholders.


                                 OTHER MATTERS

    The cost of soliciting proxies for the Annual Meeting of Stockholders will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph or cable. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of the Company's securities and will reimburse those persons for forwarding the material. The Company has retained the firm of Chemical Mellon Shareholder Services, L.L.C. to assist in soliciting proxies from the Company's stockholders by written and oral communications. Such firm will be paid customary compensation for these services, anticipated to be approximately $6,000.

    It is intended that as to any other matter or business which may be brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same. The management does not know of any such other matter or business.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL OWNER OF ITS SHARES, UPON SUCH STOCKHOLDER'S WRITTEN REQUEST, A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO RICHARD H. LANGE, UNC INCORPORATED, 175 ADMIRAL COCHRANE DRIVE, ANNAPOLIS, MARYLAND 21401-7394. THE ANNUAL REPORT ON FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                          By Order of the Board of Directors

                                              Richard H. Lange
                                                  Secretary

May 15, 1996

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PROXY

                                UNC INCORPORATED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints DAN A. COLUSSY and RICHARD H. LANGE, and either of them, his or her attorneys, agents and proxies with full power of substitution, to vote all shares of the Common Stock of UNC INCORPORATED (the "Company") which he or she is entitled to vote upon the matters which properly may come before the 1996 Annual Meeting of Stockholders of the Company to be held at 10:00 A.M., local time, on June 28, 1996, at the Park Hyatt Hotel, 24th at M Street, N.W., Washington, D.C. 20037, and at any adjournment thereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ITEM 2, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


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                           FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ITEM 2, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION     [X] Please mark
OF DIRECTORS AND FOR ITEM 2                                       your votes
                                                                  as this


                                                        FOR    AGAINST   ABSTAIN
Item 1--Election of         Item 2--Ratification        [ ]      [ ]       [ ]
Directors FOR all           of the appointment of
nominees named              independent auditors.
(except as marked to
the contrary)

Names of Nominees: BERL BERNHARD, BEVERLY B. BYRON,
JOHN K. CASTLE, DAN A. COLUSSY, FREEMAN A.
HRABOWSKI, III, GEORGE V. McGOWAN, JACK MOSELEY,
LAWRENCE A. SKANTZE
(Instruction. To withhold your vote for any individual nominee, write that nominee's name on the following line):

                            FOR         WITHHOLD
                                        AUTHORITY
        (except as                                to vote for
        market to the       [ ]           [ ]     all nominees
        contrary)                                 named


                             Signature(s)
                                            -----------------------------------

                             Date                                        , 1996
                                  ---------------------------------------
                             Please sign your name exactly as it appears hereon. In the case of joint own-ers, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indi-cate your full title as such.

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                             FOLD AND DETACH HERE